                                                                    EXHIBIT 11.1

                                   AWARE, INC.

                        COMPUTATION OF BASIC AND DILUTED
                           NET INCOME (LOSS) PER SHARE



                                                                          YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------
                                                                    1997             1996             1995
                                                                -----------       -----------      ----------

Net income (loss) ............................................  $(4,448,336)      $   259,382      $ (342,962)
                                                                ===========       ===========      ==========

Weighted average number of common shares outstanding:
  Common stock ...............................................   19,328,252        10,841,919       1,162,717
  Other ......................................................           --                --              --
                                                                -----------       -----------      ----------
      Common shares outstanding for purpose of
           calculating basic net income per share ............   19,328,252        10,841,919       1,162,717

Common stock equivalents to reflect dilution:
      Convertible preferred common stock equivalent shares ...           --         5,467,106              --
      Option common stock equivalents shares .................           --         1,682,421              --
                                                                -----------       -----------      ----------

  Total shares for purpose of calculating diluted net
       income per share ......................................   19,328,252        17,991,446       1,162,717
                                                                ===========       ===========      ==========

Basic net income (loss) per share ............................  $     (0.23)      $      0.02      $    (0.29)
                                                                ===========       ===========      ==========

Diluted net income (loss) per share ..........................  $     (0.23)      $      0.01      $    (0.29)
                                                                ===========       ===========      ==========
